May 13, 1994












(310) 552-8500
                                                         C 00053-00037



H. F. Ahmanson & Company
4900 Rivergrade Road
Irwindale, California 91706

          Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

          At your request, we have examined the above-referenced Registration Statement proposed to be filed with the Securities and Exchange Commission on May 13, 1994 in connection with the registration of 8,000,000 shares of the common stock, $.01 par value (the "Common Stock"), of H. F. Ahmanson & Company, a Delaware corporation (the "Company"), issuable under the Company's 1993 Stock Incentive Plan (the "Plan"). We have also examined the proceedings taken by the Company in connection with the authorization and reservation of the shares of Common Stock issuable under the Plan.

          Based on the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock issuable under the Plan, when issued, delivered and paid for in accordance with the Plan and in the manner described in the Registration Statement will be validly issued, fully paid and nonassessable.

                               Exhibit 5.1

          We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,



                              GIBSON, DUNN & CRUTCHER